Exhibit 10.5

AREA OF MUTUAL INTEREST AGREEMENT

This Area of Mutual Interest Agreement (as the same may be amended, this “Agreement”) is entered into on November 25, 2014, to be effective for all purposes as of the Effective Time, by Occidental Petroleum Corporation, a Delaware corporation (“OPC”), and California Resources Corporation, a Delaware corporation (“CRC”).

RECITALS

OPC and CRC are parties to a Separation and Distribution Agreement dated November 25, 2014 (as the same may be amended, the “SDA”).  The SDA contemplates that OPC and CRC will enter into this Agreement contemporaneous with the execution of the SDA.

Now, therefore, in and for the same consideration expressed in the SDA, the sufficiency of which is hereby acknowledged, OPC and CRC agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                    Certain Defined Terms.  The following terms shall have the meanings indicated below:

“AAA” has the meaning ascribed to such term in Section 3.2.

“AAA Commercial Arbitration Rules” has the meaning ascribed to such term in Section 3.2(a).

“Acquired Interests” has the meaning ascribed to such term in Section 2.1(e).

“Acquisition Notice” has the meaning ascribed to such term in Section 2.1(a).

“Acquisition Price” has the meaning ascribed to such term in Section 2.1(d).

“Affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.  For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise.  For the avoidance of doubt, after the Distribution, the members of the OPC Group and the members of the CRC Group shall not be deemed to be under common control for purposes hereof due solely to the fact that OPC and CRC have common shareholders.

“AMI” means the United States (excluding the State of California and State and Federal waters off the coast of the State of California).  For the avoidance of doubt, the AMI includes all depths.

“AMI Interests” means interests in and rights with respect to Hydrocarbons and Hydrocarbons leases, subleases, fee interests, fee mineral interests, mineral servitudes, royalties, overriding royalties, production payments, net profits interests, carried interests, reversionary interests and all other interests of any kind or character in Hydrocarbons in place and located in or covering any part of the AMI (collectively, the “Oil and Gas Leases”), together with any and all other rights, titles and interests in and to any pooled acreage, communitized acreage or units arising on account of the Oil and Gas Leases having been pooled, communitized or unitized into such units, including any arrangement by which the consideration to acquire an Oil and Gas Lease is paid at the time of signing of such Oil and Gas Lease but such Oil and Gas Lease becomes effective only after expiration or termination of an existing lease.

“CRC Business Transaction” means a direct or indirect acquisition of AMI Interests through (a) a consolidation, amalgamation, merger or other business combination with, or the acquisition of equity or economic interests in, another Person in which a CRC Person acquires control (as the term “control” is defined in the definition of the term “Affiliate”) of such Person or (b) an acquisition by a CRC Person of a group of assets from another Person who is not a CRC Person.

“CRC Person” means CRC and its Subsidiaries.

“Dispute” has the meaning ascribed to such term in Section 3.1(a).

“Distribution Date” has the meaning ascribed to such term in the SDA.

“Effective Time” means 11:59 p.m., Eastern Time, on November 30, 2014.

“Election Period” has the meaning ascribed to such term in Section 2.1(a).

“GHG Costs” means costs of emissions allowances incurred in order to comply with the California Global Warming Solutions Act of 2006.

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith (whether in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.

“OPC Person” means OPC and its Affiliates.  For purposes of this definition, as of the Distribution Date none of CRC or its Affiliates shall constitute an OPC Person.

“Option” has the meaning ascribed to such term in Section 2.1(a).

“Party” or “Parties” means each of (or collectively) OPC and CRC.

“Person” “means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Post-Acquisition Period” has the meaning ascribed to such term in Section 2.1(d).

“Property Taxes” means all federal, state or local taxes, assessments, levies or other charges, which are imposed upon the AMI Interests, including ad valorem, property, documentary or stamp, as well as any interest, penalties and fines assessed or due in respect of any such taxes, whether disputed or not.

“Revocation Notice” has the meaning ascribed to such term in Section 2.1(c).

“Revocation Period” has the meaning ascribed to such term in Section 2.1(c).

“Severance Taxes” means all federal, state or local taxes, assessments, levies or other charges, which are imposed upon production from the AMI Interests, including excise taxes on production, severance or gross production, as well as any interest, penalties and fines assessed or due in respect of any such taxes, whether disputed or not.

“Subsidiary” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, is controlled by such specified Person (using the correlative meaning of the term “control” as defined in the definition of the term “Affiliate”).

ARTICLE II
AMI OPTION

Section 2.1                                    Acquisition of Option Acreage.

(a)                                 If, during the period commencing as of the Distribution Date and ending on fifth (5th) anniversary of the Distribution Date, any CRC Person, directly or indirectly, acquires any AMI Interest, then CRC will provide written notice to OPC of such acquisition, including the acquisition price and other material terms and conditions of such acquisition (the “Acquisition Notice”) within thirty (30) days following the date such CRC Person consummates such acquisition.  An Acquisition Notice shall be provided for each transaction pursuant to which one or more AMI Interests is directly or indirectly acquired by any CRC Person during such five (5) year period.  OPC will have the option (each an “Option”) to acquire an undivided 51% interest in the AMI Interest(s) covered by each Acquisition Notice on the same terms and conditions on which the CRC Person acquired such AMI Interest (provided, the acquisition price to be paid to CRC by OPC shall be determined in accordance with Section 2.1(d)) by providing written notice of such election to CRC at any time within the one (1) year period following OPC’s receipt of such Acquisition Notice (the “Election Period”).  If as to any Acquisition

Notice OPC fails to exercise the Option within the Election Period applicable to such Acquisition Notice, OPC shall be deemed to have made an election not to exercise the Option and not to acquire an undivided interest in such AMI Interest.

(b)                                 If as to any AMI Interest covered by an Acquisition Notice OPC elects (or is deemed to have elected) to not acquire a 51% undivided interest in such AMI Interest, such AMI Interest shall cease to be subject to this Agreement upon the earlier to occur of (i) the expiration of the Election Period applicable to such AMI Interest, (ii) the date OPC notifies CRC in writing that OPC elects not to acquire a 51% undivided interest in such AMI Interest and (iii) the date OPC provides to CRC a Revocation Notice in respect of such AMI Interest.

(c)                                  If as to any AMI Interest covered by an Acquisition Notice OPC provides written notice to CRC of its election to acquire a 51% undivided interest in such AMI Interest within the Election Period, then within fifteen (15) days following CRC’s receipt of such election notice CRC shall provide to OPC its good faith estimate of the Acquisition Price of such AMI Interest together with documentation that reflects and supports the components of such Acquisition Price.  OPC shall have thirty (30) days following receipt of the notification of such Acquisition Price (the “Revocation Period”) to notify CRC of its decision (in its sole discretion) to revoke its exercise of the Option with respect to such AMI Interest (in which case Section 2.1(b) shall apply thereto) (a “Revocation Notice”).  If OPC fails to provide a Revocation Notice within such thirty (30) day period, then as to such AMI Interest OPC shall have no further right to revoke its exercise of the Option with respect thereto.

(d)                                 If as to any AMI Interest covered by an Acquisition Notice OPC provides written notice to CRC of its election to acquire a 51% undivided interest in such AMI Interest within the Election Period and provided that OPC does not send a Revocation Notice with respect thereto in accordance with Section 2.1(c), OPC shall purchase such undivided interest within 30 days following the expiration of the Revocation Period.  The consideration to be paid by OPC for the 51% undivided interest in such AMI Interest will be equal to (i) 51% of the net acquisition price paid by the CRC Person for such AMI Interest after taking into account any adjustments to such acquisition price in accordance with the terms of the definitive purchase agreement for such acquisition plus, (ii) 51% of all direct out-of- pocket operating expenses incurred by the CRC Person in the ownership and operation of the AMI Interest, including without limitation costs of insurance, Property Taxes, Severance Taxes, GHG Costs and capital expenditures (including drilling operations) incurred in the ordinary course of business and a reasonable allocation of overhead costs for an operated AMI Interest or any third party overhead costs charged to the AMI Interest under a relevant operating agreement or unit agreement for a non-operated AMI Interest (net of any reimbursements from other working interest owners, other Persons or insurance) in respect of such AMI Interest attributable to the period after the date of such CRC Person’s acquisition of such AMI Interest through the day immediately preceding the date of OPC’s acquisition from such CRC Person of the 51% undivided interest in such AMI Interest (the “Post-Acquisition Period”), less (iii) 51% of the proceeds received by or legally or contractually committed to be paid to such CRC

Person from the sale of Hydrocarbons produced from such AMI Interest during the Post-Acquisition Period less (without duplication of any amount covered by clause (ii) preceding) amounts paid or payable as royalties, overriding royalties and other burdens measured by or payable out of such production or proceeds (the “Acquisition Price”).

(e)                                  Interests acquired by OPC in accordance with this Section 2.1 shall be referred to as “Acquired Interests”.  At the closing of the purchase of the Acquired Interests, CRC shall cause the CRC Person who owns such interests to execute and deliver to OPC (or an Affiliate of OPC designated by OPC), and OPC (or, if applicable, such designated Affiliate of OPC) will execute an assignment of such Acquired Interests in a form reasonably acceptable to OPC and CRC (provided, such assignment shall be without warranty of title other than as to adverse claims made by, through or under any CRC Person) and the effective date of such assignment shall be the date it is executed.  If any of the Acquired Interests are encumbered by any lien or security interest which secures any indebtedness of any CRC Person, CRC shall cause such lien and security interest to be released contemporaneous with the execution of such assignment.  OPC will pay the costs of recording such assignment in the real property records of the appropriate county(ies) or township(s).

(f)                                   Subject to Section 2.2, the rights and obligations set forth in Sections 2.1(a) through (e) shall apply to direct or indirect acquisitions of AMI Interests by any CRC Person that occur as a result of a CRC Business Transaction.

(g)                                  If a CRC Person is the operator of any of the Acquired Interests, OPC may elect (in its sole discretion) by notice to CRC to have such CRC Person resign as operator and vote its entire percentage interest in such AMI Interest for the OPC Person designated by OPC as the successor operator.  Within 60 days following receipt of any such notice and, subject to the requirements of any applicable operating agreement in existence prior to the date of acquisition by CRC of such Acquired Interests, CRC shall cause such resignation and vote to occur in accordance with the preceding sentence and shall provide contemporaneous evidence of the same having occurred.

Section 2.2                                    Transactions Excluded.  Notwithstanding anything to the contrary, the direct or indirect acquisition of AMI Interests by a CRC Person pursuant to any transaction described in this Section 2.2 shall be excluded from and not subject to Section 2.1.

(a)                                 Any acquisition of equity securities in a Person that owns or holds AMI Interests if:

(i)                                     such equity securities constitute less than 50% of the outstanding equity securities and voting power of such Person;

(ii)                                  following the consummation of the acquisition, the value of the AMI Interests held by such Person represent less than 10% of the value of all of the assets held by such Person; and

(iii)                               no CRC Person otherwise controls such Person (as the term “control” is defined in the definition of the term “Affiliate”).

(b)                                 Any direct or indirect acquisition of AMI Interests as a result of a CRC Business Transaction in which the value of the AMI Interests included in such transaction represents less than 20% of the total consideration paid by the applicable CRC Person in such CRC Business Transaction.

ARTICLE III
DISPUTE RESOLUTION

Section 3.1                                    General Provisions.

(a)                                 Any dispute, controversy or claim arising out of or relating to this Agreement, including the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article III, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified in this Article III.

(b)                                 Commencing with a request contemplated by Section 3.2, all communications between the Parties or their representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible into evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of any Dispute.

(c)                                  All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article III are pending.  The Parties will take any necessary or appropriate action required to effectuate such tolling.

Section 3.2                                    Arbitration.

(a)                                 Any Dispute shall be submitted to be finally resolved by binding arbitration pursuant to the American Arbitration Association (“AAA”) Commercial Arbitration Rules as then in effect (the “AAA Commercial Arbitration Rules”).

(b)                                 Without waiving its rights to any remedy under this Agreement, either Party may seek any interim or provisional relief that is necessary to protect the rights or property of that Party either (i) before any Texas federal or state court, (ii) before a special arbitrator, as provided for under the AAA Commercial Arbitration Rules, or (iii) before the arbitral tribunal established hereunder.

(c)                                  Unless otherwise agreed by the Parties in writing, any Dispute to be decided in arbitration hereunder will be decided (i) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $50 million; or (ii) by an arbitral tribunal of three (3) arbitrators if (A) the amount in dispute, inclusive of all claims and counterclaims, is equal to or greater than $50 million, or (B) either Party elects in writing to have such dispute decided by three (3) arbitrators when one of the Parties believes, in its sole judgment, the issue could have significant precedential value; however, the Party who makes such a request pursuant to this clause (B) shall solely bear the increased costs and expenses associated with a panel of three (3) arbitrators (i.e., the additional costs and expenses associated with the two (2) additional arbitrators).

(d)                                 The panel of three (3) arbitrators will be chosen as follows: (i) upon the written demand of either Party and within fifteen (15) days from the date of such demand, each Party will name an arbitrator; and (ii) the two (2) party-appointed arbitrators will thereafter, within thirty (30) days from the date on which the second of the two (2) arbitrators was named, name a third, independent arbitrator who will act as chairperson of the arbitral tribunal.  If either Party fails to name an arbitrator within fifteen (15) days from the date of a written demand to do so, then upon written application by either Party, that arbitrator will be appointed pursuant to the AAA Commercial Arbitration Rules.  If the two (2) party-appointed arbitrators fail to appoint the third, independent arbitrator within thirty (30) days from the date on which the second of the two (2) arbitrators was named, then upon written application by either Party, the third, independent arbitrator will be appointed pursuant to AAA Commercial Arbitration Rules.  If the arbitration will be before a sole independent arbitrator, then the sole independent arbitrator will be appointed by agreement of the Parties within fifteen (15) days upon written demand of either Party.  If the Parties cannot agree to a sole independent arbitrator, then upon written application by either Party, the sole independent arbitrator will be appointed pursuant to AAA Commercial Arbitration Rules.

(e)                                  The place of arbitration shall be Houston, Texas.  Along with the arbitrator(s) appointed, the Parties will agree to a mutually convenient location, date and time to conduct the arbitration, but in no event will the final hearing(s) be scheduled less than two (2) months from submission of the Dispute to arbitration unless the Parties agree otherwise in writing.

(f)                                   The arbitral tribunal will have the right to award, on an interim basis, or include in the final award, any relief which it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided, the arbitral tribunal will not award any relief not specifically requested by the Parties and, in any event, will not award those damages described in Section 5.13.  Upon constitution of the arbitral tribunal following any grant of interim relief by a special arbitrator or court pursuant to Section 3.2(b), the tribunal may affirm or disaffirm that relief, and the Parties will seek modification or rescission of the order entered by the special arbitrator or court as necessary to accord with the tribunal’s decision.

(g)                                  The Parties agree to be bound by the provisions of Rule 13 of the Federal Rules of Civil Procedure with respect to compulsory counterclaims (as the same may be amended from time to time); provided, any such compulsory counterclaim shall be filed within thirty (30) days of the filing of the original claim.

(h)                                 So long as either Party has a timely claim to assert, the agreement to arbitrate Disputes set forth in this Section 3.2 will continue in full force and effect subsequent to, and notwithstanding the completion, expiration or termination of, this Agreement.

(i)                                     A Party obtaining an order of interim injunctive relief may enter judgment upon such award in any Texas federal or state court.  The final award in an arbitration pursuant to this Article III shall be conclusive and binding upon the Parties, and a Party obtaining a final award may enter judgment upon such award in any court of competent jurisdiction.

(j)                                    It is the intent of the Parties that the agreement to arbitrate Disputes set forth in this Section 3.2 shall be interpreted and applied broadly such that all reasonable doubts as to arbitrability of a Dispute shall be decided in favor of arbitration.

(k)                                 The Parties agree that any Dispute submitted to mediation and/or arbitration shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas, as provided in Section 5.2 and, except as otherwise provided in this Article III or mutually agreed to in writing by the parties, the Federal Arbitration Act, 9 U.S.C. § 1 et seq., shall govern any arbitration between the Parties pursuant to this Section 3.4.

(l)                                     Subject to Section 3.2(c)(ii)(B), each Party shall bear its own fees, costs and expenses and shall bear an equal share of the costs and expenses of the arbitration, including the fees, costs and expenses of the three (3) arbitrators; provided, the arbitral tribunal may award the prevailing party its reasonable fees and expenses (including attorneys’ fees), including with respect to any Disputes relating to the Parties’ rights and obligations with respect to indemnification under this Agreement.

Section 3.3                                    Certain Disputes.  Notwithstanding anything in this Article III to the contrary, any disputes relating to injunctive relief or specific performance shall be conducted according to the fast-track arbitration procedures of the AAA then in effect.

Section 3.4                                    No Attorney Testimony.  No in-house attorney or outside attorney may be called to testify about or present evidence covering the interpretation or meaning of this Agreement in any Dispute, mediation or arbitration between the Parties.

ARTICLE IV
TERMINATION

If the SDA is terminated pursuant to Article IX of the SDA prior to the Distribution Date, this Agreement shall automatically terminate as of the same date that the SDA terminates, in which case no Party shall have any liability to the other Party by reason of this Agreement.

ARTICLE V
MISCELLANEOUS

Section 5.1                                    Counterparts; Entire Agreement.

(a)                                 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b)                                 This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof, supersedes all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein.

Section 5.2                                    Governing Law.  This Agreement (and any claims or Disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of either Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the laws of the State of Texas, irrespective of the choice of laws principles of the State of Texas, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 5.3                                    Assignability.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign its respective rights or delegate its respective obligations under this Agreement without the prior written consent of the other Party.

Section 5.4                                    Third-Party Beneficiaries.  The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, there are no third-party beneficiaries of this Agreement, and this Agreement shall not provide any third Person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 5.5                                    Notices.  All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service), or by registered or certified mail (postage prepaid, return receipt requested) to the respective Party at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 5.5):

If to OPC, to:                                                                       Occidental Petroleum Corporation

5 Greenway Plaza

Houston, Texas 77046

Attention: General Counsel

If to CRC, to:                                                                     California Resources Corporation

10889 Wilshire Boulevard

Los Angeles, CA 90024

Attention: General Counsel

Any Party may, by notice to the other Party, change the address and contact person to which any such notices are to be given.

Section 5.6                                    Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined pursuant to Article III or by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 5.7                                    Headings.  The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.8                                    Waivers of Default.  Waiver by a Party of any default by the other Party of any provision of or obligation under this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of such waiving Party.  No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.9                                    Specific Performance.  Subject to the provisions of Article III, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is, or will be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived by each Party.

Section 5.10                             Amendments.  No provision of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 5.11                             Interpretation.  In this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; (b) the terms “hereof,” “herein,” “herewith” and words of similar import, and the term “Agreement” shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) article and section references are to the articles and sections of this Agreement unless otherwise specified; (d) the word “including” and words of similar import when used in this Agreement means “including, without limitation”; (e) the word “or” shall not be exclusive; and (f) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to the date first stated in the preamble to this Agreement, regardless of any amendment or restatement hereof.  Nothing contained herein shall be interpreted or construed against the drafter(s) of this Agreement, and both Parties had full and fair opportunity to contribute to the drafting of this Agreement.

Section 5.12                             Relationship of the Parties.  It is expressly agreed that, from and after the Distribution Date and for purposes of this Agreement, (a) no CRC Person shall be deemed to be an Affiliate of any OPC Person and (b) no OPC Person shall be deemed to be an Affiliate of any CRC Person.

Section 5.13                             Limitations of Liability.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO CRC PERSON, ON THE ONE HAND, NOR OPC PERSON, ON THE OTHER HAND, SHALL BE LIABLE UNDER THIS AGREEMENT TO THE OTHER FOR ANY SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE, CONSEQUENTIAL OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER ARISING IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY.

Section 5.14                             Attorney Client Privilege.  CRC agrees that, in the event of any Dispute or other litigation, Dispute, controversy or claim arising out of this Agreement between one or more OPC Persons, on the one hand, and one or more CRC Persons, on the other hand, CRC will not, and will cause each other CRC Person not to, seek any waiver of attorney-client privilege with respect to any communications relating to advice given prior to the Distribution Date by counsel to OPC or any Person that was an Affiliate of OPC prior to the Distribution Date, regardless of any argument that such advice may have affected the interests of both Parties.  Moreover, CRC will, and will cause each other CRC Person to, honor any such attorney-client privilege between OPC and its Affiliates and its or their counsel, and will not assert that OPC or any other OPC Person has waived, relinquished or otherwise lost such privilege.  For the avoidance of doubt, in the event of any litigation, Dispute, controversy or claim between OPC or any OPC Person, on the one hand, and any other Person (other than a CRC Person), on the other hand, OPC and its Affiliates shall retain the right to assert attorney-client privilege with respect to any communications relating to advice given prior to the Distribution Date by counsel to OPC or to any Person that was an Affiliate of OPC prior to the Distribution Date.

Section 5.15                             WITHOUT LIMITING ARTICLE III, THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO TRIAL BY JURY.

(signature page follows)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

OCCIDENTAL PETROLEUM CORPORATION

By:	/s/ Marcia E. Backus
Name:	Marcia E. Backus
Title:	Vice President and General Counsel

[Signature Page to Area of Mutual Interest Agreement]

CALIFORNIA RESOURCES CORPORATION

By:	/s/ Todd A. Stevens
Name:	Todd A. Stevens
Title:	President and Chief Executive Officer

[Signature Page to Area of Mutual Interest Agreement]